FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
                           on behalf of
                 Templeton Foreign Securities Fund
           Templeton Developing Markets Securities Fund

                        ii.    MULTIPLE CLASS PLAN

      This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees (the "Board") of Franklin Templeton Variable Insurance Products Trust (the "Investment Company") on behalf of the two series named above (each, a "Multi-Class Fund"). The Board has determined that the Plan is in the best interests of each class of each Multi-Class Fund and of the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares ("Shares") of the Multi-Class Funds.

      1. Each Multi-Class Fund shall offer three classes of shares, to be known as Class 1, Class 2 and Class 3 Shares.

      2. All Shares shall be sold solely to certain life insurance company ("Insurance Company") variable accounts for the purpose of funding certain variable annuity and variable life insurance contracts ("Variable Contracts") and to such other investors as are determined to be eligible to purchase Shares. None of the Classes of Shares shall be subject to any front-end or deferred sales charges.

      3. The Distribution Plans adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), associated with the Class 2 Shares and the Class 3 Shares (the "Rule 12b-1 Plans") may be
used to pay Franklin/Templeton Distributors, Inc. ("Distributors"), the Insurance Companies or others to assist in the promotion and distribution of Class 2 shares and Class 3 shares or Variable Contracts offering Class 2 and Class 3 shares. Payments made under the Plans may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses, including a prorated portion of Distributors' or the Insurance Companies' overhead expenses attributable to the distribution of these Variable Contracts or Shares of the Multi-Class Funds. Payments made under the Plans may also be used to pay Insurance Companies, dealers or others for, among other things, furnishing personal services and maintaining customer accounts and records, or as service fees as defined under NASD rules. Agreements for the payment of fees to the Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members.

      4. The only differences currently in expenses as between Class 1, Class 2 and Class 3 Shares shall relate to: (i) differences in Rule 12b-1 Plan expenses applicable to Class 2 and Class 3 shares; and (ii) that Class 3 shares are subject to a redemption fee upon the terms and conditions stated in the Multi-Class Funds' then current prospectus and SAI relating to the Class 3 shares.

      5. There are currently no conversion features associated with the Class 1, Class 2 or Class 3 Shares.

      6. Shares of either class may be exchangeable for Shares of the same or different classes of another series of the Investment Company or of another underlying investment company according to the terms and conditions related to transfer privileges set forth in the Variable Contract prospectuses, as they may be amended from time to time.

      7. Each Class will vote separately with respect to any Rule 12b-1 Plan related to that Class.

      8. On an ongoing basis, the Investment Company's Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Multi-Class Funds for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the 1940 Act, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The investment advisers of each Multi-Class Fund and Distributors shall be responsible for alerting the Board to any material conflicts that arise.

      9. All material amendments to this Plan must be approved by a majority of the Investment Company's Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the 1940 Act.

      10. As of the date of this Plan, it shall supersede and replace any and all prior multiple class plans of the Multi-Class Funds.

      11. I, Karen L. Skidmore, Assistant Vice President and Assistant Secretary of Franklin Templeton Variable Insurance Products Trust do hereby certify that this Multiple Class Plan was adopted by the Board of Trustees of the Investment Company on March 16, 2004.




                                    ------------------------
                                    Karen L. Skidmore
                                    Assistant Vice President and
                                    Assistant Secretary